Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE

Flagstar Announces Revision to Fair Value Analysis of DOJ Agreement

Fourth Quarter and Full Year 2011 Results Finalized to Include Additional Net Loss of $4.2 Million

TROY, Michigan. (March 20, 2012) - Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today announced a revision to its previously completed fair value analysis on the additional payments (the “Additional Payments”) included as part of its agreement with the U.S. Department of Justice (the “DOJ”). This agreement was described in a press release issued by the Company on February 24, 2012.

On February 27, 2012, the Company issued a press release revising its 2011 results to include a $29.1 million increase in net loss, which included both the initial payment of $15 million and the fair value of the Additional Payments. Subsequently, the Company has been in discussion with the Securities and Exchange Commission (the “SEC”) and has confirmed that the SEC does not object to the Company’s use of fair value to measure its obligations arising from the Additional Payments. Additionally, after discussion with the SEC, the Company has revised the discount rate assumptions used in calculating the fair value of the Additional Payments. Based on its revised discount rate assumptions, the Company has further revised its fourth quarter and full year 2011 financial results to reflect an additional increase of $(4.2) million, or $(0.01) per share in net loss applicable to common shareholders. This revision is reflected in the Company’s Annual Report on Form 10-K filed today with the SEC.

As a result, for the three months ended December 31, 2011, net loss applicable to common shareholders increased to $(78.2) million, or $(0.14) per diluted share, as compared to the previously reported $(74.0) million, or $(0.13) per diluted share. For the year ended December 31, 2011, net loss applicable to common shareholders increased to $(198.9) million, or $(0.36) per diluted share, as compared to the previously reported $(194.7) million, or $(0.35) per diluted share. At December 31, 2011 the Bank remained well-capitalized with a revised Tier 1 capital ratio of 8.95 percent. The Bank also expects a revised January 31, 2012 Tier 1 capital ratio of 9.15 percent, as compared to the previously reported ratio of 9.18 percent.

The revised financial results are reflected in the Company’s Annual Report on Form 10-K, and are included in the financial highlights below.

Flagstar Bancorp, Inc.

(In thousands, except share data)

	As Reported December 31, 2011	As Revised December 31, 2011
Consolidated Statements of Financial Condition
Other liabilities	$533,261	$537,461
Total liabilities	12,553,557	12,557,757
Retained earnings (accumulated deficit)	(635,016)	(639,216)
Total stockholders’ equity	1,083,916	1,079,716

Summary of Selected Consolidated Financial and Statistical Data
Equity/assets ratio	7.95%	7.92%
Tier 1 capital ratio	8.98%	8.95%
Total risk-based capital ratio	16.70%	16.64%
Book value per common share	$1.49	$1.48

Flagstar Bancorp, Inc.

(In thousands, except share data)

	For the Three Months Ended		For the Year Ended
	As Reported December 31, 2011	As Revised December 31, 2011	As Reported December 31, 2011	As Revised December 31, 2011
Consolidated Statements of Operations
General and administrative	$63,474	$67,874	$130,518	$130,718
Total non-interest expense	201,637	205,837	630,480	634,680
Loss before federal income taxes	(70,701)	(74,901)	(176,522)	(180,722)
Net Loss	(70,965)	(75,165)	(177,578)	(181,778)
Net loss applicable to common stockholders	(73,981)	(78,181)	(194,743)	(198.943)
Loss per share - basic	(0.13)	(0.14)	(0.35)	(0.36)
Loss per share - diluted	(0.13)	(0.14)	(0.35)	(0.36)

Summary of Selected Consolidated Financial and Statistical Data
Return on average assets	(2.09)%	(2.21)%	(1.46)%	(1.49)%
Return on average equity	(26.08)%	(27.56)%	(16.42)%	(16.78)%
Efficiency ratio (1)	103.7%	105.8%	99.9%	100.6%
Efficiency ratio (credit-adjusted) (1)	64.2%	65.8%	64.3%	64.8%
Average stockholders’ equity	$1,134,761	$1,134,716	$1,185,742	$1,185,731

(1) SeeNon-GAAP reconciliation.

Average Balances, Yields and Rates
Average other liabilities	$2,001,571	$2,001,616	$1,632,483	$1,632,494
Average stockholders’ equity	1,134,761	1,134,716	1,185,742	1,185,731

Non-GAAP Reconciliation
Pre-tax, pre-credit-cost income
Loss before tax provision	$(70,701)	$(74,901)	$(176,522)	$(180,722)
Pre-tax, pre-credit-cost income	102,513	98,313	308,489	304,289
Efficiency ratio (credit-adjusted)
Non-interest expense	201,637	205,837	630,480	634,680
Adjusted non-interest expense	169,229	173,429	502,167	506,367
Efficiency ratio	103.7%	105.8%	99.9%	100.6%
Efficiency ratio (credit-adjusted)	64.2%	65.8%	64.3%	64.8%

About Flagstar

Flagstar Bancorp, Inc. is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $13.6 billion in total assets at December 31, 2011, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of December 31, 2011, Flagstar operated 113 branches in Michigan, 27 home loan centers in 13 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit www.flagstar.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “expects”, “estimates,” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s results of operations, including the timing and impact of the agreement with the DOJ, noted above, on financial results, the fair value of Additional Payments, compliance with the terms and conditions of such agreement, current expectations, plans or forecasts of core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company’s business plan and growth strategies, the result of improvements to the Company’s servicing processes, and other similar matters.

Forward-looking statements may cause actual results to differ materially from current expectations, therefore you should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in the Company’s filings with the SEC, including but not limited to, our Forms 10-K and 10-Q: the accuracy and ability to estimate the financial impact of the agreement with the DOJ, noted above, including the fair value of the future Additional Payments; the impact of performance and enforcement of commitments under, and provisions contained in, such agreement; and the timing of the recognition and payment of such Additional Payments. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

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